                              CRW FINANCIAL, INC.
                              443 SOUTH GULPH ROAD
                           KING OF PRUSSIA, PA 19406

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 16, 1997

                            ------------------------

To Our Stockholders:

     The 1997 Annual Meeting of Stockholders (the "Meeting") of CRW Financial, Inc., a Delaware corporation (the "Company"), will be held at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, PA 19428, at 10:00 a.m., local time, on October 16, 1997 for the following purposes:

     1. To elect two (2) directors constituting Class II of the Company's Board of Directors for a three (3) year term to hold office until the Annual Meeting of Stockholders in 2000 and until their successors are elected and qualified;

     2. To approve and ratify the reappointment by the Board of Directors of Arthur Andersen LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1997; and

     3. To transact such other business as may properly come before the Meeting.

     The Board of Directors has fixed the close of business on September 2, 1997 as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting or any adjournment thereof.

     For a period of ten days prior to the Meeting, a stockholder list will be kept at the Company's principal office and shall be available for inspection by stockholders during normal business hours. A stockholder list will also be present and available for inspection during the Meeting.

     Your attention is directed to the attached Proxy Statement for further information regarding each Proposal to be made.

     THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED STAMPED, SELF-ADDRESSED ENVELOPE PROVIDED PROMPTLY, ALTHOUGH YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. THE RETURN OF THE ENCLOSED PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU DECIDE TO ATTEND THE MEETING.

                                          By Order of the Board of Directors

                                      By: /s/ J. Brian O'Neill
                                         -------------------------------------
                                          J. BRIAN O'NEILL
                                          Chairman of the Board and
                                               Chief Executive Officer

September 12, 1997

                              CRW FINANCIAL, INC.
                              443 SOUTH GULPH ROAD
                           KING OF PRUSSIA, PA 19406

                            ------------------------

                                PROXY STATEMENT
                      1997 ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

     This Proxy Statement is furnished to the stockholders of CRW Financial, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by order of the Board of Directors of the Company, for use at the Company's 1997 Annual Meeting of Stockholders (the "Meeting"). The Meeting will be held at 10:00 a.m., local time, on Thursday, October 16, 1997. The purposes of the Meeting are set forth on the accompanying Notice of Annual Meeting of Stockholders. The Proxy Statement and the accompanying proxy card are first being mailed to stockholders of record of the Company on or about September 12, 1997.

     The enclosed proxy is being solicited on behalf of the Board of Directors of the Company, and all costs of solicitation will be borne by the Company. Such costs include preparation, printing and mailing of the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report and proxy card, all of which are herewith enclosed. The solicitation will be conducted principally by mail, although directors, officers and regular employees of the Company may solicit proxies personally or by telephone or telegram. Such persons will not receive special compensation for such services. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the stock of the Company. The Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them.

     The close of business on September 2, 1997 has been fixed as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. On the Record Date, the Company's outstanding voting securities consisted of 6,255,433 shares of common stock, $.01 par value per share (the "Stock"). Each outstanding share of Stock entitles the holder thereof to one vote on each matter to be voted upon at the Meeting. The holders of a majority of the outstanding shares of Stock constitute a quorum for the transaction of business at the Meeting. Holders of Stock have no cumulative voting rights in the election of directors.

     If the enclosed proxy is properly signed, dated and returned, the Stock represented thereby will be voted in accordance with the instructions thereon. If no instructions are indicated, the Stock represented thereby will be voted FOR the election of Bernard Morgan and Eustace W. Mita as the Class II directors, FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent certified public accountants and on any other matters that may properly come before the meeting.

     You are requested to complete, sign, date and return the accompanying proxy card and return it in the envelope provided. Proxies may be revoked by stockholders at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of the Company, by delivering a duly executed proxy bearing a later date or by voting in person at the Meeting by written ballot.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation classifies the Board of Directors into three classes, as nearly equal in number as possible, each of which provides for a three year term. Class I is currently comprised of one director and Classes II and III are each currently comprised of two directors. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. The term of the Class II directors expires on the date of this Annual Meeting. Bernard Morgan and Eustace W. Mita are the current Class II directors.

     Messrs. Morgan and Mita have been nominated by the Board of Directors for election to serve as the Class II directors for a three year term expiring at the Annual Meeting to be held in 2000 and until their successors are elected and qualified.

     Listed below is background information concerning Messrs. Morgan and Mita and each of the other current directors and executive officers of the Company.

NOMINEES FOR DIRECTOR -- CLASS II (TERM EXPIRES AT ANNUAL MEETING IN 2000)

     BERNARD MORGAN, 60, has been a director of the Company since February 1996 and, prior to retiring in 1989, worked for First Fidelity Bancorporation and Fidelcor for 20 years in various positions including Vice Chairman, Chief Executive Officer, Deputy Chairman, Chief Operating Officer, President and Executive Vice President. Mr. Morgan is also currently a director of Atlantic Electric, Inc. Mr. Morgan received his B.A. Degree from St. Joseph's University and his M.B.A. degree from the Wharton School, University of Pennsylvania.

     EUSTACE MITA, 43, has been a director of the Company since August 1996 and has served as Chief Operating Officer of HAC Group, Inc., an automobile leasing training company, since 1990. In 1984, Mr. Mita founded Mita Leasing, an automobile retail leasing company, and served as its President until the company was sold in 1992. Mr. Mita is also currently a director of First Republic Bank in Philadelphia, Pennsylvania.

DIRECTORS -- CLASS III (TERM EXPIRES AT ANNUAL MEETING IN 1998)

     J. BRIAN O'NEILL, 37, has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since May 1995 and held the same positions with Casino & Credit Services, Inc., the Company's former parent company ("CCS"), from July 1992 to May 1995. From April 1992 to July 1992, Mr. O'Neill served as President of Brian O'Neill Investments, a private investment company. Mr. O'Neill is also currently Chairman of the Board of Directors and Chief Executive Officer, as well as interim President, of TeleSpectrum Worldwide Inc. ("TeleSpectrum").

     MARK DENINO, 43, has been a director of the Company since February 1996 and has been a general partner and managing director of Technology Leaders II Management, L.P., the general partner of Technology Leaders II, L.P., which is a venture capital firm and a significant shareholder of the Company, since 1994. For more than three years prior to that, Mr. DeNino was President of Crossroads Capital, Inc., an investment banking firm. Mr. DeNino is also currently a director of Integrated Systems Consulting Group, Inc., Aloette Cosmetics, Inc. and TeleSpectrum. Mr. DeNino graduated from the Harvard Graduate School of Business Administration with a M.B.A. degree and from Boston College with a B.S. degree in finance and accounting.

DIRECTOR -- CLASS I (TERM EXPIRES AT ANNUAL MEETING IN 1999)

     ROBERT N. VERRATTI, 54, has been a director of the Company since March 1996 and has been Chief Executive Officer of National Media Corp. since May 1997. From 1985 to May 1997, he was the Chief Executive Officer of Charlestown Investments, Ltd., an investment company. Prior to 1985, Mr. Verratti served as acting President of Great Western Cities, Inc., also an investment company. He is a graduate of the U.S. Naval Academy and served in the nuclear submarine service.

DIRECTORS' MEETINGS AND COMMITTEES

     During the fiscal year ended December 31, 1996, the Board of Directors held five meetings. No incumbent director who was a director or member of a committee during 1996 attended fewer than 75% of the Board meetings or committee meetings held during fiscal 1996.

     The Board of Directors has established an Audit Committee which, among other things, considers the overall scope and approach of the annual audit and the recommendations of the Company's independent auditors, recommends the appointment of independent auditors, considers significant accounting methods adopted or proposed to be adopted and considers procedures for internal controls. The Audit Committee currently is comprised of Messrs. Morgan and Mita. The Audit Committee met twice in 1996. The Board has also established a Compensation Committee which evaluates and establishes all executive compensation arrangements. The Compensation Committee is comprised of Messrs. DeNino, Verratti and Mita. The Compensation Committee met twice in 1996. The Board does not have a standing nominating committee.

EXECUTIVE OFFICERS (OTHER THAN DIRECTORS)

     JONATHAN P. ROBINSON, 33, has been the Vice President, Treasurer, Secretary and Chief Financial Officer of the Company since May 1995 and held the same positions with CCS from April 1993 to May 1995. From June 1986 to April 1993, Mr. Robinson was employed by Arthur Andersen & Co., certified public accountants, where he last served as an Audit Manager. Mr. Robinson is a certified public accountant. Mr. Robinson is also the Director of Acquisitions and interim Chief Operating Officer of TeleSpectrum.

     The Company knows of no family relationships between any director, executive officer or person nominated or chosen by the Company to become a director or executive officer other than the fact that Messrs. O'Neill and Mita are cousins.

VOTE REQUIRED

     Provided that a quorum of stockholders is present at the Meeting in person or represented by proxy, and is entitled to vote thereon, the Class II directors will be elected by a plurality of the votes cast by holders of Common Stock at the Meeting.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF
         BERNARD MORGAN AND EUSTACE W. MITA AS THE CLASS II DIRECTORS.
                         ------------------------------

                                 PROPOSAL NO. 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

     Arthur Andersen LLP, independent certified public accountants, were the auditors for the Company's most recent fiscal year. Stockholders will be asked to approve the selection of Arthur Andersen LLP by the Board of Directors to serve as independent certified public accountants for the Company for the fiscal year ending December 31, 1997. It is expected that representatives of Arthur Andersen LLP will be present at the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions raised at the Meeting or submitted to them in writing before the Meeting.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF
                ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS.

                                 OTHER BUSINESS

     Management of the Company does not intend to present at the meeting, and does not have any reason to believe that others will present, any item of business other than those set forth herein. If other matters are properly presented for a vote, however, the Proxy will be voted upon such matters in accordance with the judgment of the persons acting under the Proxy.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Stock, constituting its only outstanding class of voting securities, as of August 25, 1997 by: (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of any class of voting securities, (ii) each director and nominee for director of the Company, (iii) certain executive officers of the Company and (iv) all directors and executive officers of the Company as a group, except that shares underlying options or warrants exercisable within 60 days are deemed to be outstanding for purposes of calculating the beneficial ownership of securities owned by the holder of such options or warrants. Each beneficial owner set forth below has sole voting and investment power over the shares listed.

                                                              NUMBER OF   PERCENTAGE OF
NAME AND ADDRESS (1)                                           SHARES         CLASS
--------------------                                          ---------   -------------
J. Brian O'Neill (2)(3).....................................  2,177,693       27.1%
Technology Leaders II, L.P. (4).............................    745,413       11.9%
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087
Fir Tree, Inc. (5)..........................................    603,303        9.6%
  d/b/a Fir Tree Partners
  1211 Avenue of the Americas
  29th Floor
  New York, NY 10036
TL Ventures Third Corp. (4).................................    592,132        9.5%
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087
Eustace W. Mita (3)(6)......................................    162,500        2.6%
Jonathan P. Robinson........................................    141,200        2.2%
Mark DeNino (6).............................................    104,702        1.7%
Robert N. Verratti (7)......................................     67,500        1.1%
Bernard Morgan (7)..........................................     57,500           *
All executive officers and directors as a group.............  2,711,095       32.6%
  (6 persons) (8)

------------------
* Less than 1%
 (1) Except where otherwise indicated, the address of each beneficial owner listed is c/o CRW Financial, Inc., 443 South Gulph Road, King of Prussia, PA 19406.
 (2) Number of shares of Common Stock includes 900,000 shares issuable upon exercise of stock options, 592,654 shares issuable upon conversion of a $1,000,000 convertible subordinated note and 300,000 shares issuable upon exercise of a warrant.
 (3) Mr. O'Neill and Mr. Mita are cousins. However, Messrs. O'Neill and Mita disclaim being part of any group with respect to the Company.
 (4) A total of 1,629,552 shares of Stock are beneficially owned by Technology Leaders II, L.P., TL Ventures Third Corp., Mark DeNino and certain other related parties (the "TL Group"). Each member of the TL Group has affirmed that it is a member of a group under Section 13(d)(3) of the Exchange Act and thus may be considered to have beneficial ownership of all securities of the Company held by any member of the TL Group. The above table, however, only includes securities actually held of record by the relevant stockholder based on Form 4s filed by such securityholders on July 7, 1997.

 (5) The shares of Stock indicated are beneficially owned by both Fir Tree, Inc. d/b/a Fir Tree Partners ("Fir Tree") and Jeffrey Tannenbaum, the sole shareholder, executive officer, director and principal of Fir Tree. The above table, however, only includes securities actually held of record by the relevant stockholder based on Amendment No. 2 to Scheudle 13D filed by Fir Tree on June 26, 1997.
 (6) Number of shares includes 97,500 shares issuable upon exercise of stock options.
 (7) Number of shares includes 37,500 shares issuable upon exercise of stock options.
 (8) Number of shares includes 1,170,000 shares issuable upon exercise of stock options, 592,654 shares issuable upon conversion of a $1,000,000 convertible subordinated note and 300,000 shares issuable upon exercise of a warrant.

                             EXECUTIVE COMPENSATION

     The following table sets forth compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the two other executive officers of the Company serving at the end of 1996 whose annual cash compensation exceeded $100,000 during the last three fiscal years. The table includes amounts paid to such individuals by Casino and Credit Services, Inc. ("CCS"), the Company's former parent company, during 1994 and until May 1995, but excludes compensation related to CCS stock options. David S. Christie, the Company's former President, resigned from such position in February 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                                                                 COMPENSATION
                                            ANNUAL COMPENSATION            -------------------------
                                    ------------------------------------   SECURITIES
                                                               OTHER       UNDERLYING
                                                            COMPENSATION    OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS ($)     (1) (2)         (#)       COMPENSATION
---------------------------  ----   ---------   ---------   ------------   ----------   ------------
J. Brian O'Neill             1996   $275,000    $ 85,940      $14,688       450,000
  Chairman of the Board and  1995    275,000     137,500       14,632       450,000
  Chief Executive Officer    1994    255,000     115,906       14,766            --          (3)

                             1996    149,388       5,542       26,844            --
David S. Christie            1995    135,000          --       35,552        90,000
  Former President           1994     85,517          --       10,086            --

Jonathan P. Robinson
  Vice President,
  Treasurer,                 1996    125,000      39,060        7,440        90,000
  Secretary and Chief        1995    110,000      65,544        6,752       120,000
  Financial Officer          1994    102,792      55,635        4,015            --          (4)

------------------
(1) Each executive officer pays $100 per month toward the lease payments with respect to his Company furnished car. The balance of the lease payments of $1,224 per month as to Mr. O'Neill and $620 per month as to Mr. Robinson are paid by the Company.
(2) During 1994, 1995 and until October 1996, Mr. Christie received a housing allowance of $2,400 per month and a car allowance of $437 per month.
(3) In May 1996, Mr. O'Neill received a warrant to purchase 610,160 shares of TeleSpectrum common stock from the Company for $1.50 per share.
(4) In May 1996, Mr. Robinson received a warrant to purchase 76,316 shares of TeleSpectrum common stock from the Company for $1.50 per share.

                       OPTION GRANTS IN FISCAL YEAR 1996

     The following table provides information regarding stock options granted during the fiscal year ended December 31, 1996 to the executive officers named in the Summary Compensation Table set forth above. All such stock options are immediately exercisable for a term of ten years. No stock options were granted with an exercise price less than current fair market value of the Company's Common Stock, as determined under the Company's 1995 Stock Option Plan.

                                         PERCENT OF                             POTENTIAL REALIZABLE VALUE
                           NUMBER OF       TOTAL                                  AT ASSUMED ANNUAL RATES
                          SECURITIES      OPTIONS                               OF STOCK PRICE APPRECIATION
                          UNDERLYING     GRANTED TO    EXERCISE                       FOR OPTION TERM
                            OPTIONS     EMPLOYEES IN   PRICE PER   EXPIRATION   ---------------------------
NAME                      GRANTED (#)   FISCAL YEAR      SHARE        DATE        5% ($)         10% ($)
----                      -----------   ------------   ---------   ----------     ------         -------
J. Brian O'Neill           450,000(1)        36%         $1.94      1/22/06      $549,025      $1,391,337

Jonathan P. Robinson        90,000(2)         7%          1.94      1/22/06       109,805         278,267

David S. Christie                 --         --             --           --            --              --

------------------
(1) These options were granted as non-qualified stock options.

(2) 51,633 of these options were granted as incentive stock options and the remainder were granted as non-qualified stock options.

         AGGREGATED OPTION EXERCISES IN 1996 AND YEAR END OPTION VALUES

                                                                 NUMBER OF SHARES
                                                                    UNDERLYING          VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS AT
                                                               AT DECEMBER 31, 1996   DECEMBER 31, 1996 ($)(1)
                                                               --------------------   ------------------------
                           SHARES ACQUIRED        VALUE          EXERCISABLE (E)          EXERCISABLE (E)
NAME                       ON EXERCISE (#)   REALIZED ($)(2)    UNEXERCISABLE (U)        UNEXERCISABLE (U)
----                       ---------------   ---------------    -----------------        -----------------
J. Brian O'Neill                    --          $     --             900,000(E)            $ 6,340,500(E)

Jonathan P. Robinson           103,092           880,837             106,908(E)                767,803(E)

David S. Christie               90,000           812,700                    --                        --

------------------
(1) Based upon the fair market value of the Company's Stock of $8.50 per share as of December 31, 1996 determined by taking the closing price of the Stock on the Nasdaq SmallCap Market on the last trading date of the year.

(2) Based upon the difference between the fair market value of the Company's Stock and the exercise price of the relevant options on the date of exercise.

COMPENSATION OF DIRECTORS

     During 1996, the Company's non-employee directors received stock options to purchase 7,500 shares of Common Stock and cash consideration of $25,000 for their service on the Board. On April 19, 1996, the Board of Directors approved a resolution to provide for annual non-employee director compensation of options to purchase 25,000 shares of Common Stock and a cash payment of $10,000. Such resolution also provided that members of the Audit or Compensation Committee of the Board of Directors would receive compensation in the form of options to purchase a further 7,500 shares of Common Stock in the year they are appointed to such committees, and an annual option to purchase 2,000 shares of Common Stock thereafter. Directors who are also employees of the Company receive no compensation for their services as directors.

EMPLOYMENT AGREEMENTS

     On May 11, 1995, the Company entered into Employment Agreements with J. Brian O'Neill as Chief Executive Officer and Jonathan P. Robinson as Vice President, Treasurer and Chief Financial Officer, each for a term of three years. These agreements provide for initial salaries for Messrs. O'Neill and Robinson of $275,000 and $125,000, respectively, reviewed annually, as well as performance bonuses based both upon performance targets for the Company's consolidated earnings and a subjective analysis of the Company's overall performance and present and future business prospects. The agreements also provide for grants of stock options to Messrs. O'Neill and Robinson under the Plan, to purchase 450,000 and 120,000 shares of Common Stock, respectively. The agreements may be terminated by the Company with or without cause, provided that if the Company terminates either agreement without cause, or if either party terminates either agreement following a Change in Control (as defined in the Employment Agreements) of the Company, the executive in question is entitled to all salary and bonuses which would have been paid to him for the remainder of the term of the agreement as well as continued employment benefits from the Company for the remainder of the term of the agreement. In addition, the agreements both contain a non-competition provision extending for one year after termination of employment for cause and six months after termination for any other reason; provided, however, that if an agreement is terminated by the Company without cause or if either party terminates the agreement following a Change in Control of the Company, the non-competition period ends upon the date of termination.

     During 1995, the Company entered into a three year Employment Agreement with David S. Christie as President of the Company. The agreement provided for an initial salary of $130,000, as well as a housing allowance of $2,400 per month and a performance bonus based on performance targets for the Company's consolidated earnings. The agreement also provided for a grant of stock options to Mr. Christie under the Plan to purchase 90,000 shares of Common Stock. In October 1996, Mr. Christie's salary was increased to $200,000. On February 2, 1997, Mr. Christie's contract was assigned to NCO Group, Inc. which assumed all rights and obligations under the contract. As a result, Mr. Christie resigned as President of CRW Financial, Inc. in February 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 31, 1996, CRW's Compensation Committee of the Board of Directors consisted of Mark DeNino, Eustace W. Mita and Robert N. Verratti. Mr. Verratti purchased $100,000 of certain subordinated notes (the "Subordinated Notes") issued by the Company in May 1996 which the Company used for the initial capitalization of TeleSpectrum. Amounts outstanding under the Subordinated Notes bear interest at 12% per annum. In consideration for his purchase of the Subordinated Notes, Mr. Verratti was issued warrants by the Company to purchase 68,250 shares of the common stock of TeleSpectrum held by the Company at an exercise price of $1.50 per share. The warrants may be exercised at any time for a term of ten years. The Company also granted Mr. Verratti certain registration rights with respect to the common stock in TeleSpectrum underlying such warrants.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Pursuant to regulations adopted by the Securities and Exchange Commission regarding disclosure of companies' executive compensation policies, the Company's Compensation Committee of the Board of Directors has prepared the following report pertaining to the Company's executive compensation policies for the fiscal year ended December 31, 1996.

  Basic Policy Considerations

     The Company's Compensation Committee of the Board of Directors was responsible for formulating and administering corporate policy with respect to executive compensation during fiscal 1996. The Company's executive compensation is based on the principles that compensation should be, to a significant extent, reflective of the financial performance of the Company, and that a significant portion of executive officers' compensation should provide long-term incentives. Executive compensation is set at levels that are sufficiently competitive so that the Company may attract, retain and motivate the best individuals to contribute to the Company's goals and objectives and its overall financial success. Methods of compensation are designed to provide incentives for performance that result in continuing improvements in the Company's financial results or condition, over both the short term and the long term, and to assure continued service to the Company. Stock options constitute a significant portion of incentive compensation, which causes the ultimate interest of the executives to be aligned with the interests of the stockholders in increasing the value of their investment. Each executive officer's compensation is based in part upon both individual experience and performance and the Company's net income.

     The Company's executive compensation program is comprised of two elements: annual compensation in the form of salary and possible bonuses as short term incentives, and long term compensation in the form of stock options. The details of this compensation program are discussed below.

  Annual Compensation

     The Committee establishes annual salary by evaluating individual performance and considering compensation of comparable executives, although salary determinations have not been based upon any specific constant criteria and no formal comparison of any peer group to the salaries determined for the executive officers has been made. No one factor or combination of factors is determinative of annual compensation for executive officers and the ultimate compensation awarded represents a Compensation Committee practice of subjective, informal compensation policies and practices.

     Executive officers are eligible for annual incentive bonuses based on specific net income and operating cash flow targets. In addition, the Compensation Committee may grant bonuses at their discretion. Factors the Compensation Committee considers in determining discretionary bonuses include the Company's overall financial results, the Company's stock price performance, the overall economic conditions in the markets in which the Company operates, the strength of the market, the Company's competitive environment, the individual's contribution to the Company's economic and strategic objectives, the efforts required and expended by the individual, the individual's abilities to develop, execute and implement short term and long term corporate goals and the individual's role in maximizing Company profitability, managing costs and reducing the impact of economic and demographic restrictions on Company performance. Nevertheless, no one factor or combination of these factors specifically determines a discretionary bonus.

  Long Term Compensation -- Stock Options

     The stock option component of the executive officers' compensation package is designed to provide incentives for the enhancement of stockholder value, since the full benefit of stock option grants will not be realized unless there has been appreciation in per share values over several years. In this regard, options have been granted at fair market value on the date of grant. As with the grant of incentive cash bonuses, no constant criteria are used year after year. Instead the Committee makes a determination of the effectiveness of the executive and the level of contributions to the Company's success, with no one factor or combination of factors being determinative. Because the options are granted at fair market value relative to the date of grant, any value which ultimately accrues to the executives is based entirely on the Company's performance, as perceived by investors who establish the price for the Company's shares.

  CEO Compensation

     J. Brian O'Neill has been the Company's Chairman and Chief Executive Officer since its inception in May 1995. In determining Mr. O'Neill's compensation, the Company evaluated the same factors as it does with other executive officers. During fiscal year 1996, Mr. O'Neill received salary compensation of $275,000 and a bonus of $85,940. The Company also granted options to Mr. O'Neill to purchase 450,000 shares of Common Stock, exercisable for ten years at an exercise price of $1.94 per share. Thus, a significant portion of Mr. O'Neill's compensation is dependent on corporate performance through appreciation of stock price.

  Qualifying Executive Compensation for Deductibility Under Section 162(m) of the Code

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provides that publicly held corporations may generally not deduct certain compensation for executive officers unless such compensation is "performance-based" as defined in Section 162(m). The Compensation Committee notes that the provisions of the Amended and Restated 1995 Stock Option Plan are designed to satisfy the requirements applicable to "performance-based" compensation plans and, accordingly, to preserve the deductibility by the Company of compensation income recognized by holders of options granted under the Amended and Restated 1995 Stock Option Plan. In addition, the Compensation Committee intends to administer the Amended and Restated 1995 Stock Option Plan so that it conforms in operation to all such requirements.

CONCLUSION OF REPORT

     The Compensation Committee believes that this compensation program, with its emphasis on incentivizing compensation, serves to focus the efforts of the Company's executives on the attainment of sustained growth and profitability for the benefit of the Company and its stockholders.

     This report has been submitted by the Compensation Committee of the Board of Directors.

             THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:
              MARK DENINO, ROBERT N. VERRATTI AND EUSTACE W. MITA

STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the period from May 15, 1995 (the date of initial listing of the Common Stock on Nasdaq) through and including December 31, 1996 with (i) the cumulative total return on the Nasdaq Stock Market -- U.S. Index and (ii) the cumulative total return on the Nasdaq Financial Index. The comparison assumes $100 was invested on May 15, 1995 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.
                                    [GRAPHIC]

In the printed version of the document, a line graph appears which depicts the following plot points:

                           05/15/95          12/95        12/96
                           --------          -----        -----
CRW Financial, Inc.           100             162          785
NASDAQ Stock Market--US       100             123          151
NASDAQ Financial              100             127          163

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases an aggregate of 13,000 square feet of office space in King of Purssia, Pennsylvania from 210 Mall Boulevard Associates, a partnership which is controlled by J. Brian O'Neill, the Company's Chairman and Chief Executive Officer. The lease commenced on December 15, 1996 and requires monthly base rent payments through December 15, 2001 of $23,478. The Company believes the lease to be at the prevailing commercial market rate. In 1996, the Company paid $11,739 in rent to 210 Mall Boulevard Associates.

     The Company also subleases an aggregate of 21,000 square feet of office space in King of Prussia, Pennsylvania from HFS, Inc. ("HFS") and has subleased the facility to TeleSpectrum. The sublease requires TeleSpectrum to pay all costs associated with the sublease through its termination on April 1, 2005. HFS leases the facility from CRW Building Limited Partnership, a limited partnership controlled by Mr. O'Neill. Prior to subleasing the facility to TeleSpectrum, the Company paid approximately $365,000 in rent during 1996 under the sublease with HFS.

     In addition, the Company also leased office space in 1996 in Conshohocken, Pennsylvania from Lee Park Investors, L.P., a limited partnership controlled by Mr. O'Neill. This lease was assumed by NCO Group, Inc. on February 2, 1997. The Company paid approximately $46,000 in rent to Lee Park Investors, L.P. in 1996. The aggregate minimum rent on all of the above leases through the end of their terms, net of commitments for payments under subleases, is approximately $1.3 million.

     In November 1995, Mr. O'Neill and his wife (collectively, "Lender") made a $1 million loan (the "Loan") to the Company and the Company executed a Term Loan Note (the "Note") in favor of Lender. The Note bears interest at 12.5% per annum, is payable in equal monthly installments of $33,454 and matures on November 1, 1998. The Company also paid Lender a commitment fee equal to one percent of the amount of the Loan in consideration for making the Loan. The Loan was used by the Company to purchase certain computer equipment in which Lender obtained a security interest and for general working capital of the Company. The
Note is convertible at any time during the term thereof and for one year thereafter into shares of Common Stock at a conversion rate of $1.625 per share based on the principal then outstanding on the Note. Principal paid by the Company during the last fiscal year may also be converted into Common Stock at the same conversion price. As of August 25, 1997, the Note was convertible into 592,654 shares of Common Stock. The Company also entered into a Registration Rights Agreement with Lender which provides Lender with certain piggyback and demand registration rights with respect to the Common Stock which may be obtained upon conversion of the Note. The piggyback registration rights remain in effect for five years until February 29, 2001, and the demand registration rights may only be exercised during the last year of such period.

     In connection with the Company's private placement of preferred stock in February 1996, Mr. O'Neill entered into a put agreement which provided holders of the preferred stock with the right to require Mr. O'Neill to purchase any preferred stock still held by them at a price of $11.62 per share on March 1, 1999. All of the preferred stock has subsequently been converted to common stock by the holders thereof and no preferred stock is currently outstanding. In consideration for Mr. O'Neill's execution of the put agreement, the Company granted Mr. O'Neill a warrant to purchase 300,000 shares of the Company's Common Stock at an exercise price of $1.94 per share. This warrant expires on August 31, 1999. The Company also entered into a Registration Rights Agreement with Mr. O'Neill which provides Mr. O'Neill with certain piggyback and demand registration rights with respect to the Common Stock underlying the warrant. The piggyback registration rights remain in effect for five years until February 29, 2001, and the demand registration rights may only be exercised during the last year of such period.

     The Company caused the formation of TeleSpectrum and subsequently during May 1996 received 8,510,137 shares of TeleSpectrum common stock in consideration of a capital contribution to TeleSpectrum of $1.6 million in cash and the assignment to TeleSpectrum of a promissory note in the amount of $500,000. On August 13, 1996, TeleSpectrum completed an initial public offering of 11,879,000 shares of its common stock, at a public offering price of $15 per share (the "IPO").

     The capital contribution made by the Company to TeleSpectrum represented proceeds of borrowings by the Company under subordinated notes (the "Subordinated Notes") issued to eight individuals, one partnership and one corporation (the "Lenders") on May 22, 1996. The capital contribution was used by TeleSpectrum for professional and other costs associated with the IPO. Amounts outstanding under the Subordinated Notes bore interest at 12% per annum. All principal and accrued interest under the Subordinated Notes was repaid in full, in September 1996.

     As part of the consideration for the Subordinated Notes, the Company issued to the Lenders warrants (the "Lender Warrants") to purchase a total of 1,433,454 shares of TeleSpectrum's common stock held by the Company. The Lender Warrants are exercisable at any time during a 10 year term at a price of $1.50 per share. In connection with TeleSpecturm's initial capitalization by the Company, TeleSpectrum granted the Lenders the right to have TeleSpectrum shares of common stock subject to the Lender Warrants registered under the Securities Act along with the registration of any other shares of TeleSpectrum common stock and also the right to certain demand registrations subject to the Lenders' agreement not to sell any TeleSpectrum common stock underlying the Lender Warrants during the 180 days after consummation of the IPO by TeleSpectrum.

     The Lenders who represent officers, directors of significant stockholders of the Company, their respective relationships with the Company and TeleSpectrum and their respective loan and share amounts at the time of initial issuance are as follows:

                                              SUBORDINATED    TELESPECTRUM SHARES OF COMMON STOCK
LENDER                                        NOTES AMOUNTS       SUBJECT TO LENDER WARRANTS
------                                        -------------   -----------------------------------
Technology Leaders II, L.P..................    $362,250                    247,270
  Stockholder of Company

TL Ventures Third Corp......................     287,750                    196,423
  Stockholder of Company

J. Brian O'Neill............................     650,000                    443,693
  Chairman and CEO of Company and
  TeleSpectrum

Bernard Morgan..............................     100,000                     68,250
  Director of Company

Robert N. Verratti..........................     100,000                     68,250
  Director of Company

Jonathan P. Robinson........................      50,000                     34,145
  CFO of Company and Director of
  Acquisitions of TeleSpectrum

     The Company also granted warrants (the "Management Warrants") to four individuals related to the Company (the "Managers") in consideration for the performance of their services on behalf of the Company in connection with TeleSpectrum's IPO. The Management Warrants entitle the Managers to have the common stock subject to the Management Warrants registered under the Securities Act along with the registration of any other shares of TeleSpectrum common stock and also to certain demand registrations, subject to the agreement by the Managers not to sell any TeleSpectrum common stock underlying the Management Warrants during the 180 days after consummation of the IPO by TeleSpectrum. The Managers who represent officers, directors or principal stockholders of the Company (whose relationships to the Company and TeleSpectrum are set forth in the table above) and the respective original share amounts subject to their Management Warrants are as follows: J. Brian O'Neill -- 610,160 shares and Jonathan P. Robinson -- 76,316 shares. The Company obtained an appraisal which indicated that the Management Warrants had a fair value of $0.75 per warrant on the date of grant. Accordingly, the Company recorded a non-cash compensation charge of $629,000 in the second quarter of 1996.

                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act and the regulations promulgated thereunder require the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "Reporting Persons"), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the U.S. Securities and Exchange Commission ("SEC") and to furnish the Company with copies of these reports.

     Based solely on the Company's review of the copies of these reports it has received, and written representations received from certain Reporting Persons, the Company believes that all filings required to be made by Reporting Persons for transactions occurring during the fiscal year ended December 31, 1996 were made on a timely basis, except that Bernard Morgan and Robert N. Verratti each exercised stock options and sold Stock of the Company during November and December 1996 but did not file Form 4's with respect to such transactions until December 12, 1996 and January 12, 1997, respectively.

                                 ANNUAL REPORT

     A copy of the Company's Annual Report, which includes a copy of the Company's Form 10-K, and Form 10-K/A for the fiscal year ended December 31, 1996, is enclosed. The Company will provide copies of any exhibits to Form 10-K to a stockholder of record as of the Record Date upon the written request of such person and such person's payment of the Company's reasonable expenses of furnishing such exhibit. All such requests should be directed to Jonathan P. Robinson, Chief Financial Officer, CRW Financial, Inc., 443 South Gulph Road, King of Prussia, PA 19406.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its offices in King of Prussia, Pennsylvania on or before May 15, 1998 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such meeting. Any change in this date will be communicated to stockholders in a timely fashion.

                                          By Order of the Board of Directors


                                      By: /s/ J. Brian O'Neill
                                         -------------------------------------
                                          J. BRIAN O'NEILL
                                          Chairman of the Board and
                                          Chief Executive Officer

September 12, 1997

CRW Financial, Inc.                                                       PROXY
443 South Gulph Road
King of Prussia, PA  19406

           This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints J. Brian O'Neill and Jonathan P. Robinson, and each of them, as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated below, all the shares of common stock of CRW Financial, Inc. held on record by the undersigned on September 2, 1997 at the annual meeting of stockholders to be held on October 16, 1997 or any adjournment thereof.


1. ELECTION OF CLASS II DIRECTORS _____ FOR the nominees listed below _____

   WITHHOLD AUTHORITY to vote for the nominees listed below

                       Bernard Morgan and Eustace W. Mita

(INSTRUCTION: To withhold authority to vote for any individual nominee draw a line through such nominee's name above).

2. SELECTION OF AUDITORS

   _____   FOR        _____    AGAINST     _____      ABSTAIN



3. In his discretion the Proxy is authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1 and 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated ______________________________, 1997


------------------------------------------
Signature


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PLEASE MARK, SIGN, DATE AND RETURN
THE PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE


------------------------------------------
Signature if held jointly